Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated April 19, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in TAM S.A.’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes
São Paulo, Brazil
August 31, 2007